CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

1ST CONSTITUTION BANCORP
REPORTS NET INCOME INCREASED 19% FOR THE FIRST QUARTER OF 2019
AND DECLARES QUARTERLY DIVIDEND OF $0.075 PER SHARE

Cranbury NJ - April 19, 2019 - 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $3.4 million and diluted earnings per share of $0.39 for the first quarter of 2019 compared to net income of $2.9 million and diluted earnings per share of $0.34 for the first quarter of 2018.

The Board of Directors declared a quarterly cash dividend of $0.075 per share that will be paid on May 24, 2019 to shareholders of record on May 13, 2019.

FIRST QUARTER 2019 HIGHLIGHTS

•	Return on average total assets and return on average shareholders' equity were 1.18% and 10.75%, respectively.

•	Book value per share and tangible book value per share were $15.24 and $13.82, respectively, at March 31, 2019.

•	Net interest income was $11.2 million and net interest margin was 4.21% on a tax equivalent basis.

•	A provision for loan losses of $300,000 and net recoveries were recorded.

•
Total loans were $874.3 million at March 31, 2019. Commercial business, commercial real estate and construction loans totaled $675.0 million, representing an increase of $16.6 million, or 2.5%, compared to $658.4 million at December 31, 2018. During the first quarter of 2019, mortgage warehouse loans declined $26.0 million to $128.2 million, reflecting the seasonal nature of residential lending in the Bank's markets.

•	Non-performing assets declined $3.1 million to $6.0 million, or 0.50% of total assets, and included $2.5 million of OREO at March 31, 2019.

Robert F. Mangano, President and Chief Executive Officer, stated, “We achieved strong earnings for the first quarter of 2019, as our net interest margin was stable at 4.21% compared to 4.19% for the fourth quarter of 2018, and increased from 3.95% for the first quarter of 2018, contributing to growth in our net interest income. The 12.6% growth of our loan portfolio year over year and improved margin drove the increase in our net interest income. Asset quality and capital levels continue to be strong.” Mr. Mangano added, “We continue to focus on expense management which contributed to net income and enhanced annualized return on average total assets and average shareholders’ equity.”

On April 11, 2018, the Company completed the merger of New Jersey Community Bank (“NJCB”) with and into the Bank (the “NJCB merger”). As a result of the NJCB merger, merger-related expenses of $164,000 were incurred in the first quarter of 2018. The NJCB merger contributed approximately $63.3 million and $70.3 million in loans and deposits, respectively, at March 31, 2019.

Discussion of Financial Results

Net income was $3.4 million, or $0.39 per diluted share, for the first quarter of 2019 compared to $2.9 million, or $0.34 per diluted share, for the first quarter of 2018. Net interest income increased $1.5 million for the first quarter of 2019 compared to the first quarter of 2018, which was driven by the increase in loans and higher loan yields over the 12 months ended March 31, 2019. Gains from the sale of loans for the first quarter of 2019 declined $104,000 compared to the first quarter of 2018 due to lower gains on sales of SBA loans. Non-interest expenses were $8.1 million for the first quarter of 2019, an increase of $449,000 from the first quarter of 2018. Approximately $351,000 of the increase in non-interest expenses reflects expenses of the former NJCB operations that were included in first quarter 2019 results.

Net interest income was $11.2 million for the quarter ended March 31, 2019 and increased $1.5 million compared to net interest income of $9.7 million for the first quarter of 2018. Total interest income was $13.9 million for the three months ended March 31, 2019 compared to $11.1 million for the three months ended March 31, 2018. The increase in total interest income was primarily due to a net increase of $117.9 million in average loans, reflecting growth primarily of commercial business, commercial real estate and construction loans, which was partially offset by the decline in the average balance of mortgage warehouse loans. The growth in average loans included average loans of approximately $61.2 million from the NJCB merger. Average interest-earning assets were $1.1 billion with a tax-equivalent yield of 5.20% for the first quarter of 2019 compared to $1.0 billion with a tax-equivalent yield of 4.46% for the first quarter of 2018. The 75 basis point increase in the Federal Reserve’s targeted federal funds rate, the corresponding increase in the Bank’s Prime Rate and the generally higher interest rate environment since March 2018 had a positive effect on the yield of the loan portfolio and investment securities in the first quarter of 2019.

Interest expense on average interest-bearing liabilities was $2.7 million, with an interest cost of 1.33%, for the first quarter of 2019, compared to $1.4 million, with an interest cost of 0.74%, for the first quarter of 2018. The $1.3 million increase in interest expense on interest-bearing liabilities for the first quarter of 2019 reflected primarily higher market interest rates in the first quarter of 2019 compared to the first quarter of 2018 and an increase of $65.5 million in average interest-bearing liabilities. The increase in average interest-bearing liabilities was due primarily to increases in certificates of deposit and short-term borrowings, partially offset by declines in money market, NOW and savings accounts. As a result of the enactment of the Tax Cuts and Jobs Act in December 2017, a number of the Bank’s municipal customers experienced significant advanced payments in December 2017 for real estate taxes that were due in 2018, which increased municipal deposits by approximately $45.0 million at December 31, 2017. The Bank experienced a net outflow of $40.0 million in municipal NOW and savings deposits from the levels at March 31, 2018, as these funds were expended by the municipalities during the balance of 2018. At March 31, 2019, municipal NOW and savings deposits were approximately $35.0 million lower than at March 31, 2018.

The net tax-equivalent interest margin increased to 4.21% for the first quarter of 2019 compared to 3.95% for the first quarter of 2018 due primarily to the higher tax-equivalent yield on average interest-earning assets. The higher yield earned on average interest-earning assets reflected the growth of loans, the increase in loans as a percentage of earning assets and the higher interest rate environment in the first quarter of 2019 compared to the first quarter of 2018.

The Company recorded a provision for loan losses of $300,000 for the first quarter of 2019 compared to a provision for loan losses of $225,000 for the first quarter of 2018. At March 31, 2019, total loans were $874.3 million and the allowance for loan losses was $8.7 million, or 1.00% of total loans, compared to total loans of $776.7 million and an allowance for loan losses of $8.3 million, or 1.07% of total loans, at March 31, 2018. The increase in the allowance for loan losses at March 31, 2019 was due primarily to the increase in loans from March 31, 2018 to March 31, 2019. Management believes that the current economic conditions in New Jersey and the New York metropolitan area and operating conditions for the Bank are generally positive, which were also considered in management’s evaluation of the adequacy of the allowance for loan losses.

Non-interest income was $1.9 million for the first quarter of 2019, unchanged compared to $1.9 million for the first quarter of 2018. In the first quarter of 2019, $4.7 million of SBA loans were sold and gains of $330,000 were recorded compared to $4.3 million of SBA loans sold and gains of $451,000 recorded in the first quarter of 2018. SBA guaranteed commercial lending activity and loan sales vary from period to period, and the level of activity is due primarily to the timing of loan originations. In the first quarter of 2019, $19.6 million of residential mortgages were sold and $715,000 of gains were recorded compared to $23.5 million of residential mortgage loans sold and $698,000 of gains recorded in the first quarter of 2018. Management believes that the decrease in residential mortgage loans sold was due primarily to lower residential mortgage lending activity as a result of higher mortgage interest rates in the first quarter of 2019 compared to the first quarter of 2018.

Non-interest expenses increased $449,000 to $8.1 million for the first quarter of 2019, compared to $7.6 million for the first quarter of 2018, which included merger related expenses of $164,000. Salaries and employee benefits expense increased $225,000, or 4.8%, and included $169,000 of salaries for the former NJCB employees who joined the Company following the NJCB merger and increases in employee benefit expenses. Occupancy expense increased $209,000, or 25.7%, and included $123,000 for the two former NJCB branch offices acquired in the NJCB merger and $54,000 for additional rent expense as a result of adopting the new lease accounting standard, ASC Topic 842. Data processing expenses increased $39,000, or 12.6%, to $348,000 in the first quarter of 2019 compared to $309,000 for the first quarter of 2018, due primarily to the addition of the NJCB operations. Other real estate owned expenses increased $46,000 for the first quarter of 2019 and included primarily ownership costs for property insurance and other maintenance expenses. Other operating expenses were $124,000 higher in the first quarter of 2019 compared to the first quarter of 2018, due to general increases in expenses year over year.

Income tax expense was $1.3 million for the first quarter of 2019, resulting in an effective tax rate of 27.7% compared to income tax expense of $841,000, which resulted in an effective tax rate of 22.8% for the first quarter of 2018. The $461,000 increase in income tax expense for the first quarter of 2019 was due primarily to the $1.0 million increase in pre-tax income, which resulted in an increase in income tax expense of approximately $300,000 based on a combined federal and state statutory tax rate of 30.0%. In addition, the enactment of legislation by the State of New Jersey in July of 2018, which increased the corporate income tax rate to 11.5% from 9% for taxable income of $1.0 million or more effective January 1, 2018, resulted in an increase of approximately $94,000 in income tax expense for the first quarter of 2019.

At March 31, 2019, the allowance for loan losses was $8.7 million compared to $8.4 million at December 31, 2018. As a percentage of total loans, the allowance was 1.00% at March 31, 2019 compared to 0.95% at December 31, 2018.

Total assets increased $13.6 million to $1.19 billion at March 31, 2019 from $1.18 billion at December 31, 2018 due primarily to the recording of $15.4 million in right-of-use assets related to the adoption of the new lease accounting standard, ASC Topic 842, and a $13.3 million increase in total investment securities, partially offset by a decline of $8.8 million in total loans. Total loans at March 31, 2019 were $874.3 million compared to $883.2 million at December 31, 2018. The decrease in loans was due, in part, to a decrease of $26.0 million in mortgage warehouse loans, which was partially offset by a $8.3 million increase in commercial real estate loans, a $6.2 million increase in construction loans and a $2.1 million increase in commercial business loans. The decline in mortgage warehouse loans reflects the seasonal nature of residential lending in the Bank’s markets, which generally experience lower home purchase activity during the first quarter as compared to other periods during the year.

Total deposits increased $44.5 million to $995.2 million at March 31, 2019 from $950.7 million at December 31, 2018. The majority of the increase in deposits was due to a $41.7 million increase in certificates of deposit and a $2.2 million increase in savings deposits. Short-term borrowings decreased $49.7 million to $22.1 million at March 31, 2019 compared to $71.8 million at December 31, 2018, due primarily to the increase in deposits. Lease liability totaled $15.9 million at March 31, 2019 due to the adoption of the new lease accounting standard, ASC Topic 842.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s estimated common equity Tier 1 to risk-based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 10.93%, 13.39%, 12.58% and 11.60%, respectively, at March 31, 2019. The Bank’s estimated CET1, total risk-based capital, Tier 1 capital and leverage ratios were 12.59%, 13.39%, 12.59% and 11.60%, respectively, at March 31, 2019. The Company and the Bank are considered “well capitalized” under these capital standards.

Asset Quality

Non-accrual loans were $3.5 million at March 31, 2019 compared to $6.5 million at December 31, 2018. During the first quarter of 2019, $603,000 of non-performing loans were resolved, a $2.8 million loan was returned to accrual status and $441,000 of loans were placed on non-accrual. In the first quarter of 2019, the Bank was notified that a shared national credit syndicated loan in which it was a participant in a $4.3 million facility was upgraded to pass rating from substandard rating and was no longer classified as non-accrual loan. As of the date of notification, the Bank upgraded the loan, which had a balance of $2.8 million at that time, and returned the loan to accrual status.

Net loan recoveries were $2,000 for the first quarter of 2019. The allowance for loan losses was 249% of non-performing loans at March 31, 2019 compared to 128% of non-performing loans at December 31, 2018.

Overall, management observed generally stable loan quality, with non-performing loans to total loans of 0.40% and non-performing assets to total assets of 0.50% at March 31, 2019 compared to nonperforming loans to total loans of 0.75% and non-performing assets to total assets of 0.77% at December 31, 2018.

OREO at March 31, 2019 and December 31, 2018 was $2.5 million and consisted of one residential real estate property acquired in the NJCB merger with a carrying value of $1.1 million, land with a carrying value of $93,000 that was foreclosed in the second quarter of 2018 and a commercial real estate property that was foreclosed in the third quarter of 2018 with a fair value of $1.3 million.

About 1ST Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 20 branch banking offices in Cranbury (2), Asbury Park, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Little Silver, Neptune City, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson, Fair Haven and Shrewsbury, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Per share data:
Earnings per share - basic	$0.39	$0.35
Earnings per share - diluted	0.39	0.34
Book value per share at end of period	15.24	13.96
Tangible book value per share at end of period[1]	13.82	12.43

Weighted average shares outstanding - basic	8,624,088	8,111,490
Weighted average shares outstanding - diluted	8,694.004	8,386.751
Shares outstanding at end of period	8,611,342	8,112,292
Performance ratios/data:
Return on average total assets	1.18%	1.09%
Return on average shareholders' equity	10.75%	10.35%
Net interest income (tax-equivalent basis)[2]	$11,344	$9,815
Net interest margin (tax-equivalent basis) [3]	4.21%	3.95%
Efficiency ratio (tax-equivalent basis) [4]	61.27%	65.34%

Loan portfolio composition:	March 31, 2019	December 31, 2018
Commercial real estate	$396,689	$388,431
Mortgage warehouse lines	128,174	154,183
Construction loans	155,581	149,387
Commercial business	122,717	120,590
Residential real estate	47,226	47,263
Loans to individuals	23,623	22,962
Other loans	162	181
Gross loans	874,172	882,997
Deferred costs, net	161	167
Total loans	$874,333	$883,164
Asset quality data:
Loans past due over 90 days and still accruing	—	55
Non-accrual loans	3,499	6,525
OREO property	2,515	2,515
Total non-performing assets	$6,014	$9,095

Net recoveries (charge-offs)	$2	$(511)
Allowance for loan losses to total loans	1.00%	0.95%
Allowance for loan losses to non-performing loans	248.76%	127.69%
Non-performing loans to total loans	0.40%	0.75%
Non-performing assets to total assets	0.50%	0.77%
Capital ratios:
1ST Constitution Bancorp
Common equity tier 1 capital to risk-weighted assets	10.93%	10.72%
Total capital to risk-weighted assets	13.39%	13.17%
Tier 1 capital to risk-weighted assets	12.58%	12.39%
Tier 1 leverage ratio	11.60%	11.73%
1ST Constitution Bank
Common equity tier 1 capital to risk-weighted assets	12.59%	12.40%
Total capital to risk-weighted assets	13.39%	13.18%
Tier 1 capital to risk-weighted assets	12.59%	12.40%
Tier 1 leverage ratio	11.60%	11.74%
1Tangible book value per share is a non-GAAP financial measure and is calculated by subtracting goodwill and other intangible assets from shareholders' equity and dividing it by common shares outstanding.
2The tax-equivalent adjustment was $117 and $136 for the three months ended March 31, 2019 and 2018, respectively.
3Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.
4Represents non-interest expenses divided by the sum of net interest income on a tax-equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Cash and due from banks	$5,308	$4,983
Interest-earning deposits	9,853	11,861
Total cash and cash equivalents	15,161	16,844
Investment securities:
Available for sale, at fair value	147,237	132,222
Held to maturity (fair value of $78,928 and $80,204 at March 31, 2019 and December 31, 2018, respectively)	77,826	79,572
Total investment securities	225,063	211,794
Loans held for sale	1,169	3,020
Loans	874,333	883,164
Less: allowance for loan losses	(8,704)	(8,402)
Net loans	865,629	874,762
Premises and equipment, net	11,620	11,653
Right-of-use assets	15,391	—
Accrued interest receivable	3,779	3,860
Bank-owned life insurance	28,844	28,705
Other real estate owned	2,515	2,515
Goodwill and intangible assets	12,226	12,258
Other assets	10,080	12,422
Total assets	$1,191,477	$1,177,833
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Non-interest bearing	$213,387	$212,981
Interest bearing	781,818	737,691
Total deposits	995,205	950,672
Short-term borrowings	22,050	71,775
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	1,589	1,228
Lease liability	15,912	—
Accrued expense and other liabilities	6,957	8,516
Total liabilities	1,060,270	1,050,748
SHAREHOLDERS EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 8,644,640 and 8,639,276 shares issued and 8,611,342 and 8,605,978 shares outstanding as of March 31, 2019 and December 31, 2018, respectively	79,828	79,536
Retained earnings	52,501	49,750
Treasury stock, 33,298 shares at March 31, 2019 and December 31, 2018	(368)	(368)
Accumulated other comprehensive loss	(754)	(1,833)
Total shareholders' equity	131,207	127,085
Total liabilities and shareholders' equity	$1,191,477	$1,177,833

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
INTEREST INCOME
Loans, including fees	$12,157	$9,536
Securities:
Taxable	1,270	866
Tax-exempt	441	515
Federal funds sold and short-term investments	47	138
Total interest income	13,915	11,055
INTEREST EXPENSE
Deposits	2,317	1,219
Borrowings	173	7
Redeemable subordinated debentures	198	150
Total interest expense	2,688	1,376
Net interest income	11,227	9,679
PROVISION FOR LOAN LOSSES	300	225
Net interest income after provision for loan losses	10,927	9,454
NON-INTEREST INCOME
Service charges on deposit accounts	166	150
Gain on sales of loans, net	1,045	1,149
Income on bank-owned life insurance	140	114
Gain on sales of securities	—	6
Other income	515	466
Total non-interest income	1,866	1,885
NON-INTEREST EXPENSES
Salaries and employee benefits	4,963	4,738
Occupancy expense	1,021	812
Data processing expenses	348	309
FDIC insurance expense	100	130
Other real estate owned expenses	48	2
Merger-related expenses	—	164
Other operating expenses	1,614	1,490
Total non-interest expenses	8,094	7,645
Income before income taxes	4,699	3,694
INCOME TAXES	1,302	841
Net income	$3,397	$2,853
EARNINGS PER COMMON SHARE
Basic	$0.39	$0.35
Diluted	0.39	0.34
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	8,624,088	8,111,490
Diluted	8,694,004	8,386,751

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Three months ended March 31, 2019			Three months ended March 31, 2018
(In thousands except yield/cost information)	Average		Average	Average		Average
Assets	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short term investments	$8,004	$47	2.38%	$40,588	$138	1.38%
Investment securities:
Taxable	160,825	1,270	3.16%	137,378	866	2.52%
Tax-exempt (1)	59,837	558	3.73%	80,502	651	3.23%
Total investment securities	220,662	1,828	3.31%	217,880	1,517	2.79%
Loans: (2)
Commercial real estate	390,251	5,011	5.14%	322,192	3,638	4.52%
Mortgage warehouse lines	123,394	1,824	5.91%	136,558	1,756	5.14%
Construction	155,864	2,662	6.93%	128,955	1,963	6.09%
Commercial business	122,878	1,823	6.02%	93,088	1,493	6.44%
Residential real estate	47,274	535	4.53%	40,869	440	4.31%
Loans to individuals	22,748	275	4.84%	20,468	199	3.94%
Loans held for sale	1,363	17	4.99%	3,573	37	4.14%
All other loans	1,013	10	3.95%	1,214	10	3.29%
Total Loans	864,785	12,157	5.70%	746,917	9,536	5.11%
Total interest-earning assets	1,093,451	14,032	5.20%	1,005,385	11,191	4.46%
Non-interest-earning assets:
Allowance for loan losses	(8,535)			(8,106)
Cash and due from bank	10,479			5,341
Other assets	74,307			57,074
Total non-interest-earning assets	76,251			54,309
Total assets	$1,169,702			$1,059,694
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$334,955	$574	0.69%	$371,877	$432	0.47%
Savings accounts	189,175	426	0.91%	223,687	347	0.63%
Certificates of deposit	247,735	1,317	2.16%	135,307	440	1.32%
Short-term borrowings	26,199	173	2.68%	1,650	7	1.72%
Redeemable subordinated debentures	18,557	198	4.27%	18,557	150	3.23%
Total interest-bearing liabilities	816,621	2,688	1.33%	751,078	1,376	0.74%
Non-interest-bearing liabilities:
Demand deposits	208,079			188,611
Other liabilities	16,798			8,159
Total non-interest-bearing liabilities	224,877			196,770
Shareholders' equity	128,204			111,846
Total liabilities and shareholders' equity	$1,169,702			$1,059,694
Net interest spread (3)			3.87%			3.72%
Net interest income and margin (4)		$11,344	4.21%		$9,815	3.95%

(1) Tax-equivalent basis, using 21% federal tax rate in 2019 and 2018.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.